Exhibit 10.5
EXECUTION COPY
THIRD AMENDMENT TO THE
ROBINHOOD MARKETS, INC.
2020 EQUITY INCENTIVE PLAN
WHEREAS, Robinhood Markets, Inc., a Delaware company (the “Company”), currently maintains and sponsors the Robinhood Markets, Inc. 2020 Equity Incentive Plan, as amended from time to time (the “Plan”);
WHEREAS, Section 13.3 of the Plan provides that the Board of the Directors of the Company (the “Board”) may amend the Plan from time to time, except that stockholder approval shall be required for any amendment that would increase the maximum number of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) for which awards may be granted under the Plan;
WHEREAS, the Board has determined it to be in its best interests to amend the Plan as set forth herein; and
NOW, THEREFORE, effective upon approval by the stockholders of the Company, including the holders of a majority of the then outstanding shares of preferred stock, par value $0.0001 per share, of the Company (voting together as a single class and not as separate series, and on as-converted basis), the Plan shall be amended as follows:
1.Section 2.1 of the Plan shall be, and hereby is, amended to increase the aggregate number of shares of Common Stock for which awards may be granted under the Plan by 35,520,000 and increase the number of shares of Common Stock for which incentive stock options may be granted under the Plan by 71,040,000. Therefore, Section 2.1 is hereby amended and restated in its entirety as follows:
“2.1    Number of Shares Available. Subject to Sections 2.2 and 11 hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 79,540,008 Shares, plus the sum of (a) any authorized shares not issued or subject to outstanding grants under the Company’s Amended and Restated 2013 Stock Plan (the “Prior Plan”) on the Effective Date (as defined in Section 13.1 hereof); (b) shares that are subject to issuance under the Prior Plan but cease to be subject to an award for any reason other than exercise of an option after the Effective Date; and (c) shares that were issued under the Prior Plan which are repurchased by the Company or which are forfeited or used to pay withholding obligations or pay the exercise price of an option. Subject to Sections 2.2 and 11 hereof, (A) in the event that Shares previously issued under the Plan are reacquired by the Company pursuant to a forfeiture provision, right of first refusal, or repurchase by the Company, such Shares shall be added to the number of Shares then available for issuance under the Plan; (B) in the event that Shares that otherwise would have been issuable under the Plan are withheld by the Company in payment of the Purchase Price, Exercise Price or withholding obligations, such Shares shall remain available for issuance under the Plan; and (C) in the event that an outstanding Option, Restricted Stock Unit or SAR for any reason expires or is cancelled, forfeited or terminated, the Shares allocable to the unexercised or unsettled portion of such Option, Restricted Stock Unit or SAR, as applicable, shall remain available for issuance under the Plan. To the extent an Award is settled in cash, the cash settlement shall not reduce the number of Shares remaining available for issuance under the Plan. At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all Awards granted and outstanding under this Plan. In no event shall the total number of Shares issued (counting each reissuance of a Share that was previously issued and then reacquired by the Company pursuant to a forfeiture provision, right of first refusal, or repurchase by the Company as a separate issuance) under the Plan upon exercise of ISOs (as defined in Section 4 hereof) exceed 419,618,328 Shares (adjusted in proportion to any adjustments under Section 2.2 hereof) over the term of the Plan.”.
2.Except as modified by this Amendment, all of the terms and conditions of the Plan shall remain valid and in full force and effect.
IN WITNESS WHEREOF, the Company has executed this Third Amendment to Robinhood Markets, Inc. 2020 Equity Incentive Plan as of May 26, 2021.

ROBINHOOD MARKETS, INC

By: /s/ Jason Warnick
Name: Jason Warnick
Title Chief Financial Officer